JASPER, INDIANA	SEPTEMBER 28, 2004	GERMAN AMERICAN BANCORP ANNOUNCES DIRECTOR APPOINTMENTS

German American Bancorp (NASDAQ: GABC) has announced the appointment of three new directors to its Board of Directors. The expansion of its Board of Directors and these appointments are being instituted in connection with the Company’s board succession planning process. The newly-appointed directors are Doug Bawel, Christina Miller Ernst, and U. Butch Klem.

Mr. Bawel is President & CEO of Jasper Engines & Transmissions of Jasper, Indiana, a position that he has held since 1987. He is also involved in several other business interests, including Penske-Jasper Racing and Penske-Jasper Engines. Doug is active in a variety of organizations, including the Indiana Chamber of Commerce. He was named the Indiana Business Leader of the Year in 2003 and received the Indiana Entrepreneur of the Year Award for Manufacturing in 1997. Doug and his wife, Kathy, are the parents of seven children and grandparents of two.

Ms. Ernst is Chairman & President of Miller Construction Company, a third generation family business based in Vincennes, Indiana, specializing in the building and maintenance of high voltage power lines for utility companies located throughout the Midwest. Chris has held that post since 1988. She serves on the board of numerous civic and professional organizations, including Vincennes University Foundation and the National Electrical Contractors Association. Chris and her husband, Tom, are the parents of one daughter.

Mr. Klem is President & CEO of U.B. Klem Furniture Company, which specializes in restaurant furniture manufacturing. Mr. Klem founded the company in 1973. He has dramatically grown the firm since its inception, producing restaurant furniture for a variety of national franchisors. He is active in a number of civic and professional organizations, including the National Association of Manufacturers, and received the Indiana Entrepreneur of the Year Award for Manufacturing in 1995. Butch and his wife, Kathy, are the parents of two sons and a daughter.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 27 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer, Indiana. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.